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       As filed with the Securities and Exchange Commission on April 20, 1998

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                       OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BARR ROSENBERG VARIABLE INSURANCE TRUST
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Address of Principal Business Office (No. & Street, City, State, Zip Code): c/o
ROSENBERG INSTITUTIONAL EQUITY MANAGEMENT, FOUR ORINDA WAY, BUILDING E, ORINDA, CA 94563


Telephone Number (including area code): 510-254-6464
                                        ----------------------------------------

Name and address of agent for service of process:

     Kenneth Reid
     Rosenberg Institutional Equity Management
     Four Orinda Way
     Building E
     Orinda, CA 94563

Copy to:

     J.B. Kittredge, Esq.
     Ropes & Gray
     One International Place
     Boston, MA 02110-2624

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes  [ X ]    No [   ]


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                                      SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Orinda and the State of California, on the 20th day of April, 1998.

                                        BARR ROSENBERG VARIABLE INSURANCE TRUST


                                        By:    EDWARD H. LYMAN
                                           ---------------------------
                                           Edward H. Lyman
                                           Vice President
ATTEST:


     SARA RONAN
----------------------
Sara Ronan
Clerk


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